                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (AMENDMENT NO. ______________)*




                          SPEEDFAM INTERNATIONAL, INC.
                                (Name of Issuer)



                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)


                                    847706108
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NO.  847706108                         13G                                  PAGE 2 OF 4 PAGES



------ -----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Makoto Kouzuma
------ -----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX OF A MEMBER OF A GROUP*

                                                                                                               (a) / /

                                                                                                               (b) / /
------ -----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY


------ -----------------------------------------------------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Japan
------ -----------------------------------------------------------------------------------------------------------------------------

----------------------------- --------- --------------------------------------------------------------------------------------------
                              5         SOLE VOTING POWER

         NUMBER OF                             47,619
                              --------- --------------------------------------------------------------------------------------------
           SHARES             6         SHARED VOTING POWER

        BENEFICIALLY                            691,380

          OWNED BY
                              --------- --------------------------------------------------------------------------------------------
                              7         SOLE DISPOSITIVE POWER
            EACH
                                                47,619
         REPORTING
                              --------- --------------------------------------------------------------------------------------------
           PERSON             8         SHARED DISPOSITIVE POWER

            WITH                                 691,380

----------------------------- --------- --------------------------------------------------------------------------------------------

------ -----------------------------------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            738,999
------ -----------------------------------------------------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                                                                   / /
------ -----------------------------------------------------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 4.7%
------ -----------------------------------------------------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

                 IN
------ -----------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.

    (a)      Name of Issuer
                  SPEEDFAM INTERNATIONAL, INC.

    (b)      Address of Issuer's Principal Executive Offices
                  305 N. 54th Street
                  Chandler, AZ  85226

ITEM 2.
    (a)      Name of Person Filing
                  Makoto Kouzuma

    (b)      Address of Issuer's Principal Executive Office or, if none,
             Residence
               305 N. 54th Street
               Chandler, AZ  85226

    (c)      Citizenship
                  Japan

    (d)      Title of Class of Securities
                  Common Stock, no par value

    (e)      CUSIP Number
                  847706108

ITEM 3.      TYPE OF REPORTING PERSON
                  Not Applicable

ITEM 4.      OWNERSHIP AS OF DECEMBER 31, 1997

    (a)      Amount Beneficially Owned
                  738,999

    (b)      Percent of Class
                  4.7%

    (c)      Number of shares as to which such person has:

             (i)    sole power to vote or to direct the vote
                           47,619*

             (ii)   shared power to vote or to direct the vote
                           691,380**

             (iii)  sole power to dispose or to direct the disposition of
                           47,619*

             (iv)   shared power to dispose or to direct the disposition of
                           691,380**

     *Represents the number of shares Mr. Kouzuma has the right to acquire immediately upon exercise of stock options.

     **Shares held in a revocable trust of which James N. Farley and Charles A. Kelly act as co-trustees. The trust may be voluntarily terminated by Mr. Kouzuma at any time.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                 securities, check the following.      / X /

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                 Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
             Not Applicable

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
             Not Applicable

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP
             Not Applicable

ITEM 10.     CERTIFICATION
             Not Applicable


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                       February 6, 1998
                                              ----------------------------------
                                                              Date


                                              /s/      Makoto Kouzuma
                                              ----------------------------------
                                                           Signature


                                                       Makoto Kouzuma
                                              ----------------------------------
                                                              Name